==============================================================================
                                 SCHEDULE 14A
                                  (RULE 14a)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant.  / /

Check the appropriate box:

/ / Preliminary Proxy Statement            / / CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED
/X/ Definitive Proxy Statement                 BY RULE 14A-6(E)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              BIOMUNE SYSTEMS, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO]
                          BIOMUNE SYSTEMS, INC.
                       2401 South Foothill Drive
                    Salt Lake City, Utah  84109-1405
                            (801) 466-3441

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD OCTOBER 14, 1997

To the Shareholders:

     Notice is hereby given that the Annual Meeting of the Shareholders of BIOMUNE SYSTEMS, INC., a Nevada corporation (the "Company") will be held at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101, on Tuesday, October 14, 1997, at 10:00 a.m., Mountain Daylight Time, for the following purposes:

     1. To elect seven directors to serve as the Board of Directors until the next annual meeting of shareholders or until successors are duly elected and qualified;

     2. To approve the Board of Directors' selection of Arthur Andersen LLP, as the Company's independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1997; and

     3. To consider and act upon any other matters that properly may come before the meeting or any adjournment thereof.

     The Company's Board of Directors has fixed the close of business on September 5, 1997 as the record date for the determination of shareholders having the right to receive notice of, and to vote at, the Annual Meeting of Shareholders and any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Company at 2401 South Foothill Drive, Salt Lake City, Utah, during the ten days prior to the meeting.

     You are requested to date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Company and will be voted as indicated in the accompanying proxy statement and proxy. Your vote is important. Please sign and date the enclosed proxy and return it promptly in the enclosed return envelope whether or not you expect to attend the meeting. The giving of your proxy as requested hereby will not affect your right to vote in person should you decide to attend the Annual Meeting. The return envelope requires no postage if mailed in the United States. If mailed elsewhere, sufficient postage must be affixed. Your proxy is revocable at any time before the meeting.

                              By Order of the Board of Directors,

                              /s/ David G. Derrick
                              ---------------------------------------
                              David G. Derrick, Chairman of the Board
                               and Chief Executive Officer

Salt Lake City, Utah
September 5, 1997

[LOGO]


                           BIOMUNE SYSTEMS, INC.
                         2401 South Foothill Drive
                     Salt Lake City, Utah  84109-1405
                              (801) 466-3441
                      ______________________________

                             PROXY STATEMENT
                      ______________________________

                      ANNUAL MEETING OF SHAREHOLDERS
                             OCTOBER 14, 1997


General

The enclosed proxy is solicited by and on behalf of the Board of Directors of BIOMUNE SYSTEMS, INC. ("Biomune" or the "Company") for use in voting at the Annual Meeting of Shareholders to be held at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101, on Tuesday, October 14, 1997, at 10:00 a.m., mountain daylight time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice.

Record Date and Share Ownership

The close of business on September 5, 1997 (the "Record Date"), has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date there are 27,418,349 shares of the Company's Common Stock, par value $.0001 per share, outstanding and entitled to vote. Also at the Record Date there are 36,050 shares of the Company's Series A 10% Cumulative Convertible Preferred Stock ("Series A Preferred") and shares of the Company's Series C 8% Cumulative Convertible Non-Voting Preferred Stock ("Series C Preferred") issued and outstanding. The Series C Preferred are non-voting securities and, therefore, the holders of shares of Series C Preferred will not be entitled to vote at the Annual Meeting. Shareholders holding at least a majority of the outstanding shares of Common Stock and Series A Preferred represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. An appointment of proxy is revoked upon the death or incapacity of the shareholder if the Secretary or other officer of the Company who is authorized to tabulate votes receives notice of such death or incapacity before the proxy exercises his authority under the appointment. For a description of the principal holders of such stock, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" below.

This Proxy Statement and the enclosed Proxy are being furnished to shareholders on or about September 5, 1997.

Voting and Solicitation

Each outstanding share of Common Stock as of the Record Date will be entitled to one (1) vote on each matter submitted to a vote at the Annual Meeting.
Each outstanding share of Series A Preferred will be entitled to one (1) vote for each whole share of Common Stock into which each such share of Series A Preferred may be converted as of the Record Date on each matter submitted to a vote at the Annual Meeting.

Assuming a quorum is present, a plurality of votes cast at the meeting in person or by proxy by the shares of Common Stock and the Series A Preferred (as described above) entitled to vote in the election of directors will be required to elect each director and to ratify the selection of independent public accountants.

The Company will bear the cost of solicitation of proxies.

Matters to be Brought Before the Annual Meeting

The matters to be brought before the Annual Meeting include: (1) the election of a Board of Directors consisting of seven directors; (2) ratification of the appointment of Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 1997; and (3) the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Additional Matters

The Board of Directors has announced the spin-off of the Company's wholly owned subsidiary, Volu-Sol, Inc. ("Volu-Sol"), in a distribution of 100% of the issued and outstanding shares of Volu-Sol Common Stock to the shareholders of the Company as of March 5, 1997, at the rate of one share of Volu-Sol Common Stock for every 10 shares of the Company's Common Stock held by such shareholders. The distribution is expected to occur on or about September 30, 1997 or as soon thereafter as practicable. A separate Information Statement relating to the spin-off of Volu-Sol will be sent to those shareholders of the Company who are to receive shares in the distribution. YOUR VOTE IS NOT REQUIRED AND THE BOARD DOES NOT SOLICIT YOUR VOTE CONCERNING THE SPIN-OFF. INFORMATION CONCERNING THE SPIN-OFF AND VOLU-SOL IS PROVIDED FOR YOUR INFORMATION ONLY.

                  PROPOSAL 1 -- ELECTION OF DIRECTORS

The Company's Bylaws provide that the number of directors shall be determined from time to time by the shareholders or the Board of Directors, but that there shall be no less than three. Presently the Company's Board of Directors consists of seven members, all of whom are nominees for election at the Annual meeting. Each director elected at the Annual meeting will hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified. A plurality of votes cast by the shares entitled to vote in the election of directors will be required to elect each director. Unless marked otherwise, proxies received will be voted for the election of each of the nominees named below. If any such person is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies will be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of such nominees will be unwilling or unable to serve if elected as a director. The nominees are as follows:

          David G. Derrick
          James J. Dalton
          Milton G. Adair
          Aaron Gold, D.D.
          Charles J. Quantz, Esq.
          Thomas Q. Garvey, III, M.D.
          Christopher D. Illick

All of the nominees are currently serving as directors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE TO THE BOARD OF DIRECTORS.

The following information is furnished with respect to the nominees. Stock ownership information is shown under the heading "Security Ownership of Certain Beneficial Owners and Management" and is based upon information furnished by the respective individuals.

AS OF THE DATE OF THIS STATEMENT, THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY WERE AS FOLLOWS:

NAME                           AGE                       POSITION
- ------------------------      -----          ---------------------------------
David G. Derrick               44            Chief Executive Officer,
Director                                     and Chairman of the Board
James J. Dalton                55            Director and Vice-Chairman of
                                             the Board and Sr. Vice President
                                             of Investor Relations
Milton G. Adair                64            Director
Thomas Q. Garvey, III, M.D.    54            Director
Aaron Gold, D.D.               69            Director
Charles J. Quantz, Esq.        69            Director
Christopher D. Illick          57            Director, Secretary
Ira E. Ritter                  48            President
Frank A. Eldredge, Ph.D.       57            Executive Vice-President -- New
                                             Product Development
Michael G. Acton, C.P.A.       34            Chief Financial Officer and
                                             Controller

_______________________

* Mr. Adair resigned as President of the Company in March 1997. Mr. Derrick served as President in the interim from March 1997 until July 1997. Mr. Ritter was elected President on July 9, 1997.

David G. Derrick

Mr. Derrick served as the Company's President from May 1989, through December 1995 and again from March 1997 until July 1997. He has been the Chief Executive Officer of the Company since January 1996. Mr. Derrick also serves as a Director and as the Chief Executive Officer of Optim Nutrition, Inc., a wholly owned subsidiary of the Company ("Optim"). From April 1980 until September 1988, Mr. Derrick was the managing partner of Derrick Enterprises Real Estate Development & Management Services Company ("Derrick
Enterprises"). Prior to organizing Derrick Enterprises, Mr. Derrick was a partner in Kirton Land Company, an investment and real estate development company, from September 1976 until April 1980. Mr. Derrick currently serves as President of Derrick Properties Corporation, a private investment company, and has served in that capacity since 1986. From September 1979 until June 1983 Mr. Derrick was a faculty member at the University of Utah College of Business, Department of Finance. Mr. Derrick graduated from the University of Utah College of Business with a Bachelor of Science Degree in Economics in 1975, and a Masters in Business Administration Degree with an emphasis in finance in 1976.

James J. Dalton

Mr. Dalton has served as a Director of the Company and as the Vice-Chairman of the Board and Sr. Vice President - Investor Relations since February 1996. He also serves as a Director of Optim and as the Vice Chairman of its Board since May 1996. From April 1993 through October 1996, Mr. Dalton was a consultant to the Company. Since October 1996, Mr. Dalton has been an employee of the Company. Mr. Dalton was general manager of the Company's Volu-Sol Medical Division (now known as Volu-Sol, Inc.) from April 1993 until January 1996. From 1987 to the present, Mr. Dalton has been the owner and President of Dalton Development, a real estate development company.

Milton G. Adair

Mr. Adair is a Director and the President and CEO of Medizone International, Inc. since June 1997. He is also on the Board of Directors of Ion Laser Technology, Inc., a corporation listed on the American Stock Exchange ("AMEX"), engaged in the manufacture and distribution of lasers used in dental, medical, scientific, industrial and research industries, and H.P. Diagnostics, a research and development entity in Salt Lake City, Utah. Mr. Adair was the Company's President from January 1996 until March 1997, and has served as a Director of the Company since February 1996. He also serves as a Director of Optim. From October 1990 until June 1996, Mr. Adair was President and Chief Executive Officer of Gull Laboratories, Inc., a medical diagnostic company listed on the AMEX. From 1984 until 1991, Mr. Adair was President and Chief Executive Officer of Mountain Medical Equipment, Inc., a home healthcare medical equipment company. In addition, Mr. Adair has fifteen years of pharmaceutical sales and marketing experience with Pfizer, Inc. and seven years of immunoassay and medical products experience with Becton-Dickinson and Orbit Medical. Mr. Adair graduated from the College of the Pacific in 1955.

Thomas Q. Garvey, III, M.D.

Dr. Garvey has been a Director of the Company since April 1994 and a member of the Company's scientific advisory board and a scientific and regulatory consultant to the Company since November 1992. Dr. Garvey has also served as a Director of Optim since May 1, 1996. Dr. Garvey is a gastroenterologist in private medical and scientific consulting practice with Garvey Associates, Inc. in Potomac, Maryland, since 1981. Prior to that time, Dr. Garvey was the supervisory medical officer of the Cardio-Renal Drug Products Center of Drug Evaluation at the FDA for approximately five years. Prior to that time, he was in private practice with the Massachusetts General Hospital in Boston, Massachusetts, and with the National Cancer Institute at the National Institutes of Health. As a consultant to various pharmaceutical companies, Dr. Garvey has developed, written and consulted on many new drug applications and has assisted the Company in preparing its investigational new drug applications and the development of protocols for clinical trials of the Company's proposed drug products.

Aaron Gold, D.D.

Dr. Gold has been a Director of the Company since April 1984 and a Director of Optim since May 1, 1996. Dr. Gold has been a businessman and religious leader in San Diego, California, since 1974. Between July 1974 and September 1992, Dr. Gold was a Rabbi with the Tiferth Israel Synagogue in San Diego, California. From July 1994 to the present he has been a Rabbi with the Nertamid Synagogue in Rancho Bernardo, California. He holds a Doctor of Divinity Degree from the Jewish Theological Seminary of America and a Doctorate in Philosophy from Columbia University.

Charles J. Quantz

Mr. Quantz has been a Director of the Company since April 1984 and a Director of Optim since May 1, 1996. Mr. Quantz was a practicing attorney in California for twenty-six years prior to his retirement in 1981. In 1991, Mr. Quantz filed bankruptcy under Chapter 7 of the United States Bankruptcy Code and was discharged in bankruptcy that same year.

Christopher D. Illick

Mr. Illick has been a Director of the Company since February 1995 and a Director of Optim since May 1, 1996. He is also the Company's Corporate Secretary. Mr. Illick is Sr. Vice President of Brean Murry & Co., Inc., an investment banking firm. Since March 1995, Mr. Illick has been a limited partner in the investment banking firm of Oaks Fitzwilliams & Co., L.P. in New York City, New York. He has also been a general partner of Illick Brothers, a real estate and management concern since 1965, and was the founder and President of the U.S. subsidiary of Robert Fleming Holding, Ltd. of London, England, from 1973 to 1983. Mr. Illick is also a member of the board of directors of National Transaction Network, Inc.

No family relationships exist between or among any of the Company's officers and directors.

      BOARD OF DIRECTORS MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

The Company's Board of Directors took action at seven duly noticed meetings of the Board during fiscal year 1996. Each Director attended (or otherwise participated in) at least 75% of the Company's special and regular meetings of the Board of Directors. The Board of Directors has a Compensation Committee comprising David G. Derrick, Thomas Q. Garvey, III, M.D., and Christopher D. Illick. Mr. Derrick is chairman of this committee. The Board also has an Audit Committee comprised of Messrs. Illick, Derrick and Quantz. Mr. Derrick is the chairman of the Audit Committee.

The Board of Directors has an Executive Committee comprised of Messrs. Derrick, Dalton and Adair. Mr. Derrick, CEO of the Company, is also the chairman of the Executive Committee. Under the bylaws of the Company, the Executive Committee has the authority to exercise all powers of the Board of Directors of the Company except the power to declare dividends, issue stock, recommend to shareholders any matter requiring shareholder approval, change the membership of the Executive Committee, fill vacancies on the committee or discharge any committee member. The Executive Committee is appointed by the Board of Directors to facilitate company management between regularly scheduled and special meetings of the full Board.

                           EXECUTIVE OFFICERS

In addition to the previously named directors and executive officers, the Company expects the following individuals to make significant contributions to the Company's business in the positions indicated below:

     Ira E. Ritter. Mr. Ritter was elected President of the Company on July 9, 1997. Prior to joining the Company, Mr. Ritter was the Vice Chairman of Quality King Distributors, a wholesale distributor of health and beauty care, grocery and pharmaceutical products. Mr. Ritter provides his services to the Company on a part time basis and continues to be active in other business, community and personal pursuits. Among other things, Mr. Ritter is the Chairman and President of Rockwood Investments, Inc., a California company that markets and distributes personal care and health products. For the past ten years, Mr. Ritter has been the Chief Executive Officer of Andela Group, Inc., a California venture capital company. From 1983 to 1985, Mr. Ritter was active in the publishing business, founder or co-founder of several successful magazines and the executive publisher of best-selling books. He has also been active in civic and political circles. Mr. Ritter attended California State University at Northridge and founded his first successful magazine, Environmental Quality Magazine at the age of 21.

     Frank A. Eldredge, Ph.D. Dr. Eldredge has been the Company's Executive Vice-President -- New Product Development since October 1994. From April 15, 1993 to October 1994, Dr. Eldredge was one of the primary scientific consultants to the Company. Prior to serving as scientific consultant to the Company, Dr. Eldredge spent fourteen years in the medical products development field. Between 1991 and 1993, Dr. Eldredge was an independent scientific consultant in the medical and health video industry. Dr. Eldredge received a Ph.D. degree in Genetics and Applied Sciences from the University of Utah in 1972.

     Michael G. Acton, C.P.A. Mr. Acton has been Chief Financial Officer and Controller of the Company since October 1994. He was the President of Volu-Sol from March 15, 1996 until March 1997 and has been Chief Executive Officer of Volu-Sol since March 1997. From June 1989 through October 1994, Mr. Acton was employed by Arthur Andersen LLP in Salt Lake City, Utah, where he performed various tax, audit and business advisory services. Mr. Acton received a Bachelor of Science Degree in Accounting in 1988 and a Master of Professional Accountancy Degree in 1989, both from the University of Utah. He is a Certified Public Accountant in the State of Utah.

                          EXECUTIVE COMPENSATION

The Company believes that shareholders should be provided information about director and executive officer compensation consistent with the rules of the Securities and Exchange Commission (the "SEC"). As a result, this Proxy Statement contains the following four sections of information regarding executive compensation: Summary Compensation Table; Option/SAR Grants in the Last Fiscal Year; Executive Compensation Report of the Compensation Committee; and Stock Performance Graph.

               SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities to the Company of David G. Derrick, the Chief Executive Officer, and Allan H. Barker, M.D., the former Executive Vice-President -- Research and Clinical Trials, the only executive officers of the Company whose total annual salary and bonuses exceeded $100,000 during the relevant period (collectively the "Named Officers"), for the fiscal years ended September 30, 1996, 1995, and 1994. No other current or former executive officer of the Company received salary or bonus compensation exceeding $100,000 in any of the referenced periods. No options or long-term incentive plan awards were granted or made to the referenced executive officers during the referenced periods, except as provided below:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                        ANNUAL COMPENSATION                          AWARDS                     PAYOUTS

(A)                       (B)    (C)           (D)            (E)          (F)              (G)            (H)     (I)
                                                              Other                         Securities     LTP     All
Name                                                          Annual       Restricted       Underlying     Pay     Other
and Principal             Year                                Compen-      Stock            Options/       Outs    Compen-
Position                  (1)    Salary        Bonus          sation       Awards           SARs (#)       ($)     sation
- --------------------------------------------------------------------------------------------------------------------------
David G. Derrick
Chief Executive
Officer and
Chairman (3)              1996   $200,000(2)     0              0            0              600,000         0      0
                          1995   $150,000        0              0            0              580,000         0      0
                          1994   $120,000        0              0            0                    0         0      0


Allan H. Barker, M.D.
Former Executive Vice-
President -- Research
and Clinical Trials (5)   1996   $126,625       0              0            0               21,622(4)      0       0

____________________

     1/   As of September 30th of each of the fiscal years indicated.

     2/   Represents salary pursuant to the June 15, 1996 Employment and
Non-Competition Agreement, plus $3,000 in director's fees paid between October 1, 1995 and June 15, 1996, during which time Mr. Derrick was the Chairman of the Board, but not an employee of the Company.

     3/   Pursuant to the Management Agreement between the Company and ADP
Management Corporation ("ADP"), during fiscal year 1994 and fiscal year 1995, as well as through June 15, 1996, ADP provided the Company with the management and administrative services necessary to manage the daily business operations and affairs of the Company and, in addition, furnished the Company with a president or chief executive officer (i.e., David G. Derrick). The Management Agreement with ADP was terminated effective as of June 15, 1996. While that Management Agreement was in force, the Company's Board of Directors determined the dollar amount of compensation that was paid to Mr. Derrick (through ADP). Mr. Derrick and his wife own ADP. See "Certain Business Relationships," subheading, "ADP Management Corporation and David G. Derrick," below. Mr. Derrick resigned as the Company's President effective December 31, 1995, but continued in the capacity as the Company's Chief Executive Officer and as Chairman of the Board of Directors. In March 1997, Mr. Derrick again assumed the position of President upon the resignation of Milton G. Adair and continued until July 9, 1997 when Ira Ritter was appointed President by the Board.

     4/   Represents 21,622 shares of the Company's Common Stock granted to Dr.
Barker by Letter Agreement dated effective as of October 1, 1995 that were issued for medical consultation services to be provided through May 31, 1996.

     5/   Dr. Barker resigned as Executive Vice-President -- Research and
Clinical Trials effective as of February 12, 1996, but continued as a consultant to the Company after that date. He did not receive any income from the Company during fiscal years 1994 or 1995.

                  STOCK OPTION AND STOCK APPRECIATION RIGHTS

The following table sets forth information concerning the grant of stock options made under the Company's Stock Option Plans for the fiscal year ended September 30, 1996 to the Named Officers (the Company has not granted any stock appreciation rights -- SAR's):

                   OPTION / SAR GRANTS IN LAST FISCAL YEAR

          INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                       ANNUAL RATES OF STOCK PRICE
                                                       APPRECIATION FOR OPTION TERM /1
- ----------------------------------------------------------------------------------------------------------------------
                         (a)          (b)            (c)        (d)          (e)          (f)        (g)       (h)
                         Number of    % of Total
                         Securities   Options/SARs
                         Underlying   Granted to                Market
                         Options/     Employees      Exercise   Price
                         SARs         In fiscal      Or base    On date of
                         Granted      Year           Price      Grant        Expiration    5%        10%         0%
Name                     (#)          (%)            ($/share)  ($/share)    Date         ($)        ($)        ($)
- ----------------------------------------------------------------------------------------------------------------------
David G. Derrick         100,000       75.6%          $1.16 /2   $2.31       12/20/2000    $5,800     $11,600    $0
Allan H. Barker, M.D.         -0-      --              --         --            --          --         --         --

     /1 The aggregate dollar value of the in-the-money unexercised options held at September 30, 1996 is calculated as the difference between the fair market value of the securities underlying such options at such date and the exercise price of $1.16 per share in column (h), and a 5% and 10% increase in such fair market value in columns (f) and (g), respectively. In October 1996, the Compensation Committee repriced the exercise of all outstanding options, including those held by Mr. Derrick, from the prices originally set upon the grant of such options to $1.16 per share.

     /2 The options were subsequently repriced to the amount shown, which was the market value of the Common Stock on the date of such repricing.

          EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

Notwithstanding anything to the contrary set forth in any of the previous filings made by the Company under the 1933 Act or the Securities Act of 1934, as amended, that might incorporate future filings, in whole or in part, the following Executive Compensation Report and the performance graph appearing herein shall not be deemed to be incorporated by reference into any such future filings.

This Executive Compensation Report discusses the Company's executive compensation policies and the basis for the compensation paid to the Company's executive officers, including its Chief Executive Officer, David G. Derrick, during the fiscal year that ended September 30, 1996.

Compensation Policy

The Company's policy with respect to executive compensation has been designed to:

  * Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry;

  * Reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term value of the Company; and

  * Align the interests of the executive officers with those of the Company's shareholders with respect to short-term operating goals and long-term increases in the price of the Company's Common Stock

The components of compensation paid to executive officers are (1) base salary;
(2) incentive compensation in the form of annual bonus payments and stock options awarded by the Company under the Company's Stock Incentive Plans; and
(3) certain other benefits provided to the Company's executive officers. The Company's Compensation Committee is responsible for reviewing and approving cash compensation paid by the Company to its executive officers and members of the Company's senior management team, including annual bonuses and stock options awarded under the Company's Stock Incentive Plans, selecting the individuals who will be awarded bonuses and stock options under the Stock Incentive Plans, and for determining the timing, pricing and amount of all stock options granted thereunder, each within the terms of the Company's Stock Incentive Plans.

The Company's executive compensation program has historically emphasized the use of incentive-based compensation to reward the Company's executive officers and members of senior management for the achievement of goals established by the Board of Directors. The Company uses stock options to provide an incentive for a substantial number of its officers and employees, including selected members of management, and to reward such officers and employees for achieving goals that have been established for the Company. The Company believes its incentive compensation plan rewards management when the Company and its shareholders have benefitted from achieving the Company's goals and targeted research and development objectives, all of which the Compensation Committee feels will dictate, in large part, the Company's future operating results. The Compensation Committee believes that its policy of compensating officers and employees with incentive-based compensation fairly and adequately compensates those individuals in relation to their responsibilities, capabilities and contribution to the Company, and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry.

Components of Compensation

The primary components of compensation paid by the Company to its executive officers and senior management personnel, and the relationship of such components of compensation to the Company's performance, are discussed below:

     Base Salary. Each year the Compensation Committee reviews and approves the base salary paid by the Company to its executive officers and members of the senior management team. Annual adjustments to base salaries are determined based upon a number of factors, including the Company's performance (to the extent such performance can fairly be attributed or related to each executive's performance), as well as the nature of each executive's responsibilities, capabilities and contributions. In addition, the Compensation Committee periodically reviews the base salaries of its senior management personnel in an attempt to ascertain whether those salaries fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee believes that base salaries for the Company's executive officers have historically been reasonable in relation to the Company's size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company's industry.

     Incentive Compensation. As discussed above, a substantial portion of each executive officer's compensation package is in the form of incentive compensation designed to reward the achievement of short-term operating goals and long-term increases in shareholder value. The Company's Stock Incentive Plans allow the Board of Directors or the Compensation Committee to grant stock options to executive officers and employees for the purchase of shares of the Company's Common Stock. Under the terms of the Stock Incentive Plans, the Board of Directors and the Compensation Committee have authority, within the terms of the Stock Incentive Plans, to select the executive officers and employees who will be granted stock options and to determine the timing, pricing and number of stock options to be awarded. The Compensation Committee believes that the stock options granted under the Stock Incentive Plans reward executive officers only to the extent that shareholders have benefitted from increases in the value of the Company's Common Stock.

     Other Benefits. The Company maintains certain other plans and arrangements for the benefit of its executive officers and members of senior management. The Company believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the Company's industry.

Compensation of the Chief Executive Officer

The Company had a Management Agreement with ADP, pursuant to which ADP agreed to manage the Company and provide it with a president or chief executive officer for a two-year period beginning October 1, 1995. The Company was obligated to pay ADP $16,667 per month and reimburse ADP for all direct expenses incurred on the Company's behalf. The Management Agreement with ADP was terminated effective as of June 15, 1996 and at that time David G. Derrick, the Company's Chief Executive Officer, became an employee of the Company pursuant to an Employment and Non-Competition Agreement dated effective as of June 15, 1996. Prior to June 15, 1996, the services of David
G. Derrick were made available to the Company by ADP pursuant to the Management Agreement with ADP. ADP is owned 10% by Mr. Derrick and 90% by Mr. Derrick's wife. The Employment and Non-Competition Agreement with Mr. Derrick has an initial term that expires on September 30, 1997 and provides for a monthly base salary of $16,667 (or $200,000 per year). The Compensation Committee believes that Mr. Derrick's monthly compensation adequately and fairly compensates Mr. Derrick in relation to his responsibilities, capabilities, contributions and dedication to the Company and secures for the Company the benefit of Mr. Derrick's leadership, management and financial and fund raising skills and capabilities. Moreover, the Compensation Committee believes that Mr. Derrick's monthly base salary under his Employment and Non-Competition Agreement with the Company is reasonable to Mr. Derrick's responsibilities, capabilities, contributions and dedication to the Company and is warranted to keep Mr. Derrick's annual salary in line with the compensation earned by chief executive officers employed by companies of comparable size or within the Company's industry.

Mr. Derrick did not receive a cash bonus during fiscal year 1996. However, in December 1995, Mr. Derrick was granted stock options under the 1996 Stock Incentive Plan for a total of 600,000 shares of Common Stock at $2.00 per share, subsequently repriced at $1.16 per share.

Conclusion

The Compensation Committee believes that the concepts discussed above further the shareholders' interests because a significant part of executive compensation is based upon the Company achieving its research and development goals and other specific goals set by the Board of Directors. At the same time, the Compensation Committee believes that the program encourages responsible management of the Company in the short-term. The Compensation Committee regularly considers plan design so that the total program is as effective as possible in furthering shareholder interests. The Compensation Committee bases its review on the experience of its own members, on information requested from management personnel, and on discussions with and information compiled by various independent consultants retained by the Company.

                              Compensation Committee:

                              David G. Derrick
                              Thomas Q. Garvey, III, M.D.
                              Christopher D. Illick

                           STOCK PERFORMANCE GRAPH

The following graph compares the yearly cumulative total returns from the Company's Common Stock during the five fiscal year period ended September 30, 1996, with the cumulative total return on the Media General Index and the Standard Industrial Classification (SIC) Code Index for that same period. The comparison assumes $100 was invested on October 1, 1991 in the Company's Common Stock and in the Common Stock of the companies in the referenced Indexes and further assumes reinvestments of dividends.

[A graph appears here which compares the cumulative total return of Biomune Common Stock to SIC Code 8731 Industry Index and a Broad Market Index known as the Media General Composite, consisting of approximately 60 companies. As indicated in the chart, the returns were as follows:



                               Fiscal Year Ended September 30,
                   1991    1992    1993    1994    1995    1996

Biomune            100     167     167     475     313     197
Industry Index     100      82      80      60      94      89
Broad Market       100     107     126     132     160     188

End of Explanation of Graph] This section is not "soliciting material" and is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation of Directors. Members of the Board of Directors who are not employed by the Company are paid $500 for each board meeting attended, in addition to being reimbursed for their expenses incurred in connection with attending meetings of the Board of Directors. The total number of stock options each director was granted during fiscal year 1996 is as follows: David
G. Derrick -- 600,000; James J. Dalton -- 100,000; and Milton G. Adair -- 75,000. Each of those stock options was granted pursuant to the Company's Amended 1995 Stock Incentive Plan and all are exercisable for five years from the date of grant (or the date of repricing)at an exercise price of $1.16 per share.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Common Stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC Regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended September 30, 1996 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company's knowledge, the following table sets forth information regarding ownership of the Company's outstanding Common Stock on July 15, 1997 by (i) beneficial owners of more than 5% of the outstanding shares of Common Stock; (ii) each director and each executive officer; and (iii) all directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

Name and Address(1)             Shares of Common Stock Beneficially Owned (2)
- ---------------------------     --------------------------------------------
                                      Number                      Percent

Officers and Directors:

David G. Derrick (3)                1,698,503                       6.8%

Ira E. Ritter                               -                        -

James J. Dalton (4)                   535,000                       2.2%

Aaron Gold, D.D. (5)                  204,612                        *
4363 Sheldon Drive
La Mesa, CA 92401

Charles J. Quantz (6)                  87,150                        *
Post Office Box 8186
Emeryville, CA 94662

Milton G. Adair                             -                        -

Frank A. Eldredge (7)                 112,832                        *

Michael G. Acton (8)                  235,438                        *

Thomas Q. Garvey, III, M.D. (9)       105,000                        *
10125 Gary Road
Potomac, MD 20854

Christopher D. Illick (10)            132,000                        *
22 Mountain Avenue
Princeton, NJ 08540

5% Beneficial Owners:

Leviticus Trust (11)                2,107,553                       8.9%
821 Northpoint Drive
Salt Lake City, Utah 84103

All Directors and Officers
As a Group (10 persons) (12)        3,005,535                      11.5%

___________________________

     1/ Unless otherwise indicated, such person's address is the same as the Company's address.

     2/ A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from the date of this Proxy Statement upon the exercise of options or warrants or otherwise. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants, or other rights to acquire shares, held by such person (but not those held by any other person) and exercisable within sixty (60) days from the date hereof have been fully exercised.

     3/ Mr. Derrick owns 458,503 shares of Common Stock directly and owns directly or indirectly options to purchase 1,240,000 shares of Common Stock.

     4/ Mr. Dalton owns 100,000 shares of Common Stock directly and options to purchase 435,000 shares of Common Stock.

     5/ Dr. Gold owns 69,612 shares of Common Stock directly and options to purchase 135,000 shares of Common Stock.

     6/ Mr. Quantz owns 12,150 shares of Common Stock directly and options to purchase 75,000 shares of Common Stock.

     7/ Dr. Eldredge owns 7,832 shares of Common Stock directly and options to purchase 95,000 shares of Common Stock.

     8/ Mr. Acton owns 438 shares of Common Stock directly and options to purchase 235,000 shares of Common Stock.

     9/ Dr. Garvey owns 5,331 shares of Common Stock directly and options to purchase 99,669 shares of Common Stock.

     10/ Mr. Illick owns 27,000 shares of Common Stock directly and options to purchase 105,000 shares of Common Stock.

     11/  The Leviticus Trust owns 2,107,553 shares of Common Stock directly.

     12/ Based on a total of 26,107,640 shares of Common Stock, assuming the exercise of all options held by such person and exercisable within 60 days of the date of this statement.

Approximately 12% of the issued and outstanding shares of the Company's Common Stock are beneficially owned by current directors and executive officers of the Company. There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change of ownership or control of the Company.

                         CERTAIN BUSINESS RELATIONSHIPS

Transactions With Management and Others

     David G. Derrick. The Company entered into an Employment and Non-Competition Agreement with David G. Derrick, the Company's Chief Executive Officer and Chairman of the board, effective as of June 15, 1996. The initial term of that Employment and Non-Competition Agreement expires on September 30, 1997. The Employment and Non-Competition Agreement employs Mr. Derrick as the Company's Chief Executive Officer and requires him to provide specific services to the Company, including, but not limited to, negotiating all business and financial transactions, investment banking agreements, secondary stock offerings, and private placement transactions. Pursuant to the Employment and Non-Competition Agreement, the Company has agreed to pay Mr. Derrick a base salary of $200,000 per year. In addition, subsequent to fiscal year end 1996, the Company granted Mr. Derrick options in the amount of 100,000 shares of Common Stock conditioned upon Mr. Derrick's raising capital for the Company. Subsequent to September 30, 1996, Mr. Derrick was successful in raising the desired capital and was issued those options at the fair market value of the Company's Common Stock on that date.

     James J. Dalton. The Company entered into a Consulting Agreement with James J. Dalton, the Vice-Chairman of the Board, effective as of February 1, 1996 and expiring on January 31, 1997. That Consulting Agreement provided for Mr. Dalton's services as a Director of the Company and as Vice-Chairman of the Board of Directors. Pursuant to that Consulting Agreement, the Company agreed to pay Mr. Dalton a fee of $5,000 per month and to issue Mr. Dalton 6,000 shares of Common Stock each month during the term of the Consulting Agreement (for a total of 72,000 shares). On October 15, 1996, Mr. Dalton became an employee with the title Senior Vice-President of Investor Relations, and the Consulting Agreement was terminated. 18,000 shares previously issued under the Consulting Agreement were canceled. Effective as of February 1, 1996, Mr. Dalton was also granted a five-year warrant exercisable for 100,000 shares of the Company's Common Stock at an exercise price of $2.31 per share. In addition, subsequent to fiscal year end 1996, the Company granted options to Mr. Dalton in the amount of 100,000 shares of Common Stock conditioned upon Mr. Dalton raising capital for the Company. Subsequent to September 30, 1996, Mr. Dalton was successful in raising the desired capital and was issued those options at the fair market value of the Company's Common Stock on that date. Pursuant to the February 1, 1996, Consulting Agreement, the Company also amended the terms of certain indebtedness of Mr. Dalton to the Company (see "Indebtedness of Related Parties," below). In addition, prior to entering into the Consulting Agreement, on March 15,1994, the Company entered into an Agreement with Mr. Dalton, who at that time was a consultant to the Company but not a member of the Board of Directors. Mr. Dalton subsequently became a Director of the Company and the Vice-Chairman of the Board on February 1, 1996. That agreement required Mr. Dalton to provide management and financial consulting services to Volu-Sol for the period March 15, 1994 through March 14, 1995. The Company issued warrants to purchase a total of 75,000 shares of the Company's Common Stock at an exercise price of $4.00 per share as compensation for the services to be performed by Mr. Dalton under that agreement. Those warrants were valued at a price determined to be equal to the trading price of the Company's Common Stock on the date they were granted and expire if not exercised within two (2) years from the date of grant.
Those warrants expired on March 15, 1996. In addition, the Company committed to pay Mr. Dalton $3,000 per month, reimburse him for expenses incurred, and pay him 50% of the net profits of Volu-Sol (after the Company had been repaid a $100,000 advance made to Volu-Sol) for a period of three (3) years after the expiration of that agreement and any extension thereof. On April 1, 1995, the Company entered into an agreement with Mr. Dalton that extended through March 31, 1996, pursuant to which Mr. Dalton provided services to Volu-Sol in exchange for a total of 72,000 shares of the Company's Common Stock. The Company recorded $216,000 of consulting expense associated with the April 1, 1995 Agreement, of which $90,000 was deferred as of September 30, 1995 and recognized as expense in fiscal year 1996. As indicated elsewhere herein, all options held by Mr. Dalton were repriced at $1.16 per share.

     Christopher D. Illick. The Company entered into a Consulting Agreement with Christopher D. Illick, one of the Company's directors and a member of its Compensation and Audit Committees, effective March 1, 1996 and expiring on February 28, 1997 (the agreement was subsequently extended for an additional year). That Consulting Agreement provides for Mr. Illick's services as a Director of the Company and as a member of the Company's Compensation and Audit Committees. Pursuant to that Consulting Agreement, the Company agreed to issue Mr. Illick 2,250 shares of Common Stock each month during the term of the Consulting Agreement.

     Thomas Q. Garvey, III, M.D. Dr. Garvey is paid on an hourly basis for his services to the Company. During fiscal year 1996, the Company paid Dr. Garvey $89,192.

     ADP Management Corporation. Effective May 1, 1989, the Company entered into a Management Agreement with ADP to manage the Company, as well as to provide the Company with an individual who would serve as the Company's president or chief executive officer. ADP is owned by David G. Derrick, the Company's Chief Executive Officer and Chairman of the Board, and his wife. Under that Management Agreement, as amended as of the beginning of fiscal year 1996, the Company was required to pay ADP a management fee of $16,667 per month or $200,000 per year. David G. Derrick was made available to the Company by ADP pursuant to that Management Agreement through June 15, 1996, during which time Mr. Derrick devoted substantially all of his time to the management and operation of the Company. Under the Management Agreement with ADP, the Company recorded management fees of $141,667 and reimbursed no expenses during fiscal year 1996. The Company's Board of Directors determined the dollar compensation paid to Mr. Derrick under the Management Agreement with ADP. ADP holds options to purchase 400,000 shares of the Company's common stock at a price of $1.16 per share.

     Genesis Investment Corporation. In August 1991, the Company entered into a Consulting Agreement with Genesis Investment Corporation ("Genesis") whereby Genesis would receive $10,000 per month plus reimbursement of any out-of-pocket expenses incurred by Genesis on behalf of the Company in connection with the consulting services provided thereunder. This agreement was renewed in August 1992. The Company recorded consulting fees of $120,000 in fiscal year 1996 related to the agreement. The services provided to the Company by Genesis include primarily financial and general business consulting services and introductions to the scientific, medical and financial and business communities.

     Ira E. Ritter. In July 1997, the Company entered into a consulting agreement with Andela Group, Inc., to provide the services of the Company's president, Ira E. Ritter, in such capacity, at a monthly fee of $15,000.
Under the consulting agreement, Mr. Ritter is free to pursue other business ventures and to fulfill commitments to other entities during the term of the agreement while he also provides services to the Company on a part time basis. It is not contemplated at this time that Mr. Ritter will devote his full time to the business of the Company or that a full-time engagement is necessary in order for Mr. Ritter to provide the services anticipated by the consulting agreement. In addition, the Company entered into an option agreement pursuant to which it acquired the option to purchase Mr. Ritter's ownership interest of 100% of the issued and outstanding stock of Rockwood Investments, Inc., d/b/a Rockwood Cosmetics, Inc., for $5,000,000. The option payments, which may total $420,000 if the option is not exercised until the end of the one-year term of the agreement, will be credited against the purchase price of the stock. The Company also has agreed to pay Mr. Ritter a royalty of 5% of the gross revenues of certain products and new business generated through his efforts.

Indebtedness of Related Parties

     James J. Dalton. During fiscal years 1995 and 1994, the Company made loans aggregating $175,000 and $90,000, respectively, to James J. Dalton, a Director of the Company and Vice-Chairman of the Board of Directors. These loans were unsecured, bore interest at an annual rate of 12% and were due on demand. During fiscal years 1996, 1995 and 1994, Mr. Dalton made principal and interest payments totaling $60,000, $16,605 and $90,000, respectively, on those loans. On January 29, 1996, the Company agreed to eliminate the remaining principal and interest balances on these loans, which totaled approximately $126,000, in exchange for Mr. Dalton relinquishing his right to receive 50% of the future net profits of Volu-Sol, if any, for three (3) years following the expiration of his agreement with the Company (or any extension thereof). See "Certain Business Relationships," subheading "James J. Dalton," above. Mr. Dalton was a consultant to the Company through fiscal year 1996 and, during fiscal year 1996, became a Director of the Company and the Vice-Chairman of the Company's Board of Directors. Effective October 15, 1996, Mr. Dalton became an employee of the Company with the title of Senior Executive Vice-President -- Investor Relations.

          PROPOSAL 2 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company has selected Arthur Andersen LLP, as the independent public accountants for the Company to audit its consolidated financial statements for the fiscal year ending September 30, 1997. Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended September 30, 1996.

At the Annual Meeting, shareholders will be asked to ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants. The vote of a majority of the shares entitled to vote at the Annual Meeting will ratify this selection.

                 THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION
               OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of Arthur Andersen LLP, are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire, and they will be available to respond to appropriate questions from shareholders.

                  ADDITIONAL DEVELOPMENTS -- SPIN-OFF OF VOLU-SOL

The Board of Directors of the Company has authorized the distribution ("Distribution") to the shareholders of the Company as of March 5, 1997 of all of the outstanding shares of Common Stock of Volu-Sol, which is currently a wholly owned subsidiary of the Company. The Distribution is expected to occur on or about September 30, 1997. THE BOARD IS NOT SOLICITING YOUR PROXY ON THIS MATTER AND YOUR VOTE IS NOT REQUIRED. THE FOLLOWING IS FOR YOUR INFORMATION ONLY.

If you were a shareholder of the Company at the close of business on March 5, 1997, the record date for the Distribution ("Distribution Record Date"), you will receive one (1) share of Volu-Sol Common Stock, par value $.0001 per share for each ten (10) shares of Biomune Common Stock you owned on the Distribution Record Date. No fractional shares will be issued. All fractional shares will be rounded to the nearest whole share. The Company expects that Volu-Sol stock certificates will be mailed beginning on or about September 30, 1997 to those shareholders entitled to receive them. A separate Information Statement relating to the Distribution will be sent to the shareholders who will be receiving shares in the Distribution.

American Stock Transfer & Trust is acting as distribution agent and will be responsible for mailing Volu-Sol share certificates to holders of record. No further action will be required by the Company's shareholders in order to receive Volu-Sol shares. No payment of any kind is required for the Volu-Sol shares. Questions concerning Volu-Sol and other matters relating to the distribution should be addressed to Michael G. Acton at (801) 466-3441.

Available Information

Volu-Sol will file with the SEC a Registration Statement on Form 10-SB (the "Registration Statement") under the Exchange Act with respect to the Distribution. An Information Statement will be mailed to the shareholders concerning the Distribution ("Information Statement"). The Information Statement does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto. Copies of these documents may be inspected without charge at the principal office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York City, New York 10048; Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036; and copies of all or any part thereof may be obtained from the SEC upon payment of the charges prescribed by the SEC. Copies of such material may also be obtained from the SEC's website on the Internet at (http:\\www.sec.gov).

Following the Distribution, Volu-Sol will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the SEC. Volu-Sol will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its shareholders in connection with its Annual Meetings of Shareholders. If the stock of Volu-Sol is listed on any exchange, Volu-Sol will be required to file with such exchange copies of such reports, proxy statements and other information which can then be inspected at the offices of the exchange.

NO PERSON IS AUTHORIZED BY BIOMUNE OR VOLU-SOL TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
_____________________________________

                                 OTHER MATTERS

Management knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the person named in the enclosed form of Proxy will vote such Proxy in accordance with his judgment.

                                 ANNUAL REPORT

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, as filed with the SEC, may be obtained by shareholders without charge by written request to Michael G. Acton, Chief Financial Officer, Biomune Systems, Inc., 2401 South Foothill Drive, Salt Lake City, Utah 84109-1405.

                              By Order of the Board of Directors

                              /s/ David G. Derrick
                              David G. Derrick, Chairman of the Board
                              and Chief Executive Officer

Dated: September 5, 1997.